EXHIBIT 10.47



                         ALPHA FINANCIAL SOLUTIONS, LLC
                   INDEPENDENT SERVICE ORGANIZATION AGREEMENT
                             ALPHA CASHCARD PROGRAM


     This Agreement is made this 2nd day of April, 2002 (the "Effective Date"), between Alpha Financial Solutions, LLC, a Colorado Limited Liability Company ("Alpha"), and Pawnbroker.com, a Delaware Corporation ("ISO").

                                    RECITALS

WHEREAS, Alpha has licensed (the "Alpha License") with a Bank ("The Bank") the right to distribute certain cash card systems, including cash cards, software, cash card readers/writers and other hardware required to offer retail merchants a turn key cash card product to end users (the "Alpha CashCard System");

WHEREAS, Alpha has developed an electronic fund transfer service that (i) facilitates the transfer of funds between a retail merchant, which is licensed to participate in the Alpha CashCard System (each, a "Master Licensee"), and any purchaser of or other persons (each, a "Cardholder") who receive a cash card issued under the Alpha CashCard System (an "Alpha CashCard");

WHEREAS, the Alpha CashCard System provides Master Licensees with the ability to market and sell Alpha CashCards to Cardholders that provide such Cardholders enhanced access to their funds, as well as certain other convenient electronic transaction services, including, but not limited to:

     Automated Teller Machine ("ATM") Services. Cardholders may use Cards at any ATM that bears the network logo that appears on the back of the Card to make cash withdrawals or to inquire about the amount of funds available to them.

     Merchant Point-of-Sale ("POS") Services. Cardholders may use Cards to purchase goods and services at any retail or other establishment that displays the network logo [describe this network] that appears on the back of the Card.

     Funds Transfer Services. Cardholders may use Cards to transfer their available funds in a card-to-card transfer.

     Long Distance Telephone Services. Cardholders may use Cards to make long distance telephone calls through a designated telecommunications service provider.

WHEREAS, each Master Licensee will enter into a Master Licensing Agreement with Alpha providing certain rights, terms and conditions for their participation in the Alpha CashCard System, in substantially the form attached hereto as Exhibit A;

WHEREAS, [The Bank], a [federally insured and licensed banking institution ("The Bank"),] provides banking services and clearing house support for the Alpha CashCard System, under the terms of a [Merchant's Agreement] between the Master Licensee, Alpha andThe Bank, providing certain rights, terms and conditions for the banking, funds transfer and transaction agreements related to the Alpha CashCard System, in substantially the form attached hereto as the Master Liscensee Agreement

WHEREAS, Alpha desires to expand the market for its Alpha CashCard Systems to pawnbrokers and other retail merchants with existing or to be established relationships with ISO (the "ISO Contacts");

WHEREAS, Alpha desires to grant to ISO the non-exclusive right and license to market, sell, and promote the sale of the Alpha CashCard; and

WHEREAS, the ISO is willing, for the consideration set forth in this Agreement, to devote a portion of its time and resources to assist Alpha in developing a market for and distributing and selling the Alpha CashCard System to ISO Contacts;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, THE PARTIES HEREBY AGREE AS FOLLOWS:


I.   APPOINTMENT OF AUTHORIZED INDEPENDENT SERVICE ORGANIZATION.

     1.1 Alpha appoints ISO, for the term of this Agreement, as a non-exclusive Authorized Independent Service Organization to assist Alpha in developing a market for the Alpha CashCard System and in selling and marketing the Alpha CashCard System and Alpha CashCards to ISO Contacts. Alpha will pay ISO the commissions as set forth in Section 4 of the Agreement as consideration for the services provided under this Agreement.

     1.2 ISO agrees that during the term of this Agreement, it will refer ISO Contacts directly to Alpha if such ISO Contact declines to work directly with ISO. Notwithstanding the foregoing, Alpha will pay ISO the commissions as set forth in Section 4 of the Agreement with respect to such referrals.

     1.3 ISO will market the Alpha CashCard System and Alpha CashCards to ISO Contacts in accordance with the policies and procedures, as set forth on Exhibit C attached hereto, as may be reasonably modified from time-to-time. ISO and Alpha expressly agree that ISO shall not be a party to the Master Licensing Agreement with the Master Licensee or the Merchant Agreement with The Bank

II.  DUTIES OF ALPHA FINANCIAL SOLUTIONS, LLC AND REPRESENTATION AND WARRANTIES

     2.1 Alpha agrees to make available to ISO Contacts under the terms of the Master License Agreement, the Alpha CashCard System, as described in the Alpha

          CashCard System white paper attached hereto as Exhibit D (the "White Paper"). Alpha represents that the White Paper generally describes the Alpha CashCard System.

     2.2 Alpha will provide ISO marketing materials, promotional literature, current price lists, and technical specifications related to the Alpha CashCard System, as applicable (the "Alpha Promotional Materials"), on a timely basis a non-exclusive, worldwide, royalty-free license, with a right of sublicense, to use, copy, modify, display, publish and distribute such Alpha Promotional Materials. ISO acknowledges that Alpha retains all right, title and interest (including all Intellectual Property Rights) in and to Alpha Promotional Materials, subject to the license granted to ISO under this Agreement. Except as expressly provided herein, neither party is granted any right or license to any software, materials, information, Intellectual Property Rights or the like of the other party. For the purposes of this Agreement, "Intellectual Property" means any patent, design right, copyright, trademark, service mark, (and any applications or registration respecting the foregoing), trade secret, know-how and/or other present or future intellectual property right in any country of the world.

     2.3 Alpha will provide to ISO, on a monthly basis, reports of sales and transaction fees earned. The monthly reports shall be provided to ISO (the "Month Report") by the 20th day of the month following the month in which the fees were collected and shall contain, among other information, detailed by Master Licensee and ISO disbursements: (i) Client Program Setup Fees processed; (ii) First Load Fees processed by Master Licensee; (ii) Fund Card Load Fees processed; (iii) ATM Fees processed; (iv) Other Monthly Transaction Fees; (v) Alpha CashCard sales; (vi) the Commission (as defined in Section 4.1 below) payable to the ISO; (vii) to credits for returns and allowances for uncollectible amounts and (viii) such other information as may reasonably be requested by ISO. .

     2.4 Alpha and The Bank shall be jointly and severally responsible for the implementation, maintenance and operation of the Alpha CashCard System, including, but not limited to (i) billing for and collecting fees from Master Licensees any amounts charged with respect to any of Alpha CashCard System purchased by ISO Contacts; (ii) processing transactions for Alpha CashCard System Master Licensees and Cardholders; (iii) providing customer services to Alpha CashCard System Master Licensees and Cardholders; (iv) providing technical training and support for Alpha CashCard System Master Licensees; (v) maintaining records and accounts for all Master Licensees and Cardholders; (vi) maintaining hardware, software and network systems related to the Alpha CashCard System; (vii) maintaining in good standing all required federal, state and local licenses and permits required to license the Alpha CashCard System to ISO Contacts; (viii) maintaining in good standing the Alpha License during the term of this Agreement; (ix) complying with all federal, state and local laws and regulations related to the Alpha CashCard System and the performance of its obligations under this Agreement; and (x) maintaining all insurance, bonds, sureties, deposits and other accounts required under applicable federal, state and local laws and regulations related to the Alpha CashCard System.

     2.5 Except as otherwise provided in this Agreement, Alpha and The Bank shall pay all costs and expenses associated with (i) processing the Master License Agreements with ISO Contacts; (ii) processing the Merchant Agreements; (iii) maintaining the Alpha CashCard System; and
          (iv)  maintaining,  updating  and  administering  the  Alpha  CashCard
          System.

     2.6 Alpha may use its best efforts to refer all inquiries received by Alpha from licensed pawnbrokers related to participation in the Alpha CashCard System directly to ISO.

     2.7 In the event Alpha for any reason shall cease to operate or terminate the Alpha CashCard System prior to the termination of this Agreement, Alpha shall use its best faith efforts to cause its successor or The Bank to license the Intellectual Property associated with the Alpha CashCard System or any successor cash card system to ISO on a non-exclusive basis on term at least as favorable to ISO as the terms set forth in this Agreement.


III. DUTIES OF ISO.

     3.1 ISO shall be responsible for marketing and soliciting sales of the Alpha CashCard System to ISO Contacts. ISO will provide support services to customers as are reasonably required to market and sell the Alpha CashCard System to ISO Contacts, and shall contact each ISO Contact that has agreed to participate in the Alpha CashCard System at least once each calendar quarter.

     3.2 ISO shall use its best efforts to market and sell the Alpha CashCard System to ISO Contacts during the term of this Agreement.

     3.3 ISO shall review the information contained in the White Paper and become reasonably knowledgeable of the Alpha CashCard System for the purposes of marketing and selling the Alpha CashCard System.

     3.4 During the term hereof, ISO may sell any other products or services, including, but not limited to, products that compete directly with the Alpha CashCard System.

     3.5 ISO shall submit to Alpha on a monthly basis: (a) a list of ISO Contacts contacted by the ISO in connection with the marketing of the Alpha CashCard System (each, a "Certified Contact"); (b) a summary report describing information related to the Certified Contact, including the name, address and contact person; and (c) status of sales call.

     3.6 ISO agrees to provide Alpha with copies of reports or projections related to the Alpha CashCard System that ISO may prepare from time-to-time, if any, as may reasonably be requested by Alpha.

     3.7 ISO at its sole election may prepare, at its sole option and expense, supplemental marketing materials in connection with the marketing and sale of the Alpha CashCard System, subject to prior written approval of such materials by Alpha, which approval may not be unreasonably withheld. ISO shall obtain prior written approval from Alpha before making any direct mailings to customers, whether in hard copy or electronic format, posting information on a website regarding any of the products or services covered by this Agreement, or registering or participating in tradeshows to promote sales of the products or services covered in this Agreement. Alpha shall not unreasonably withhold such approvals.

     3.8 ISO will comply with all applicable federal and local laws related to the marketing services provided under this Agreement.

     3.9 ISO will place an initial order for 5,000 Alpha CashCards. To remain an ISO for the CashCard, ISO must sell a minimum of 10, 000 CashCards in year 2002, and 25,000 CashCards during each Sales Period thereafter.


IV.  COMMISSIONS.

     4.1 Alpha agrees to pay ISO a commission based on sales revenues on and fees from the Alpha CashCard System received by Alpha or any of its affiliates from all Certified Contacts that become Master Licensees. For as long as this Agreement is in effect, Alpha shall pay ISO the commissions provided in the Commission Schedule, attached hereto as Exhibit E, for sales at standard price levels to Certified Contacts that become Master Licensees after the date of this Agreement (the "Commissions"). The Commission Schedule may be revised as deemed necessary by Alpha.

     4.2 Alpha will pay the Commissions no later than the 20th day of each month calculated based on the information provided in the Month Report. . ISO is entitled to commissions only on amounts actually collected by Alpha; adjustments may be made to reflect credits for returns and for allowances for uncollectible amounts.

     4.3 ISO will not to offer any special prices, discounts, terms, or incentives related to the Alpha CashCard System without the prior written authorization of Alpha. ISO's compensation may vary based on such special prices, discounts, terms, or incentives as mutually agreed by ISO and Alpha.

     4.4 In the event Alpha sells the Alpha CashCard System to a Certified Contact directly, then ISO shall be entitled to its commission for such sales unless the Certified Contact is unwilling to work with ISO.

     4.5 All Commissions payable to ISO shall terminate immediately after the termination of this Agreement under Section 8.1. Notwithstanding the foregoing, ISO shall be entitled to Commissions for cards activated prior to termination for as long as that card is active.

V.   INDEPENDENT CONTRACTOR STATUS - TAXES AND INSURANCE.

     5.1 ISO is an independent agent and not an employee or member of Alpha. ISO will make all estimated income, sales and payroll tax payments with respect to ISO's business when due and Alpha shall have no responsibility for taxes arising in connection with ISO's services. Alpha will issue ISO a Form 1099, or such other reporting form then in effect, evidencing amounts paid to ISO during each calendar year if required by the IRS. Copies of the form will be sent to the IRS and appropriate state taxing authorities as necessary.

     5.2 ISO shall carry, at its expense, automobile liability insurance in a reasonable amount for its members and employees. ISO shall indemnify Alpha against any claim for injuries or damages caused by ISO, its employees or members, while traveling in the course of ISO's service for Alpha. ISO's obligation to indemnify Alpha shall survive the termination of this Agreement.

     5.3 ISO shall pay all business expenses related to the operations of ISO and those necessary to carry out the terms of this Agreement, including but not limited to labor, rent, travel/meals/lodging, trade shows and marketing costs, phone/utilities, insurance, other business related expenses and necessary capital expenditures, etc.).


VI.  INDEMNIFICATION

     6.1 ISO agrees to indemnify Alpha and its officers, directors, members, and employees harmless from and against any and all claims, damages, losses, costs, expenses, and attorneys' fees incurred arising out of claims by third parties or customers for knowing misrepresentations made by ISO regarding the Alpha CashCard System.

     6.2 Alpha hereby agrees to indemnify, and hold harmless the ISO against any and all losses, costs, and expenses caused by Alpha's breach of any representation, warranty, or covenant made by it herein. Without limiting the generality of the foregoing, Alpha hereby agrees to indemnify and hold harmless the ISO against any and all claims by third parties based upon any allegation that the Alpha CashCard System or any Alpha CashCard is in any way defective.

VII. ASSIGNMENT.

     This Agreement is not assignable by either party without the prior written consent of the other party. Any assignment in violation of this provision shall be void.


VIII. TERM AND TERMINATION.

     8.1 This Agreement is effective as of the Effective Date and shall continue for a total period of three (3) years with yearly renewals. Thereafter, this Agreement shall automatically extend for a one-year term, unless either party provides written notice to the other party at least 90 days prior to the end of the term or any extension thereof, of its intentions to terminate and not to automatically extend this Agreement.

     8.2 In the event of a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon ten (10) days written notice if such material breach is uncured. In the event of an uncured material breach of this Agreement by the ISO, the payment of the Commissions to ISO shall cease; provided however that the ISO shall be entitled to Commissions accrued up to the date of such material breach. If this Agreement is terminated as a result of an uncured material breach of this Agreement by Alpha, ISO shall be entitled to the Commissions in accordance with Section 4.1 of this Agreement.

     8.3 If, during the term of this Agreement, the parties mutually agree this Agreement should be amended or revised to accommodate changes deemed necessary and in the interests of the parties. No modifications or amendments to the provisions of this Agreement shall be binding unless such modification or amendment is in writing and signed by the party against whom enforcement is sought.


IX.  JURISDICTION, ARBITRATION, AND LEGAL FEES.

     9.1 This Agreement shall be governed by and constructed in accordance with the laws of the state of Colorado , applicable to agreements made and to be performed in Colorado, without regard to any provisions thereof relating to principles of conflicts of law.

     9.2 Any and all disputes or controversies arising out of or in relation to this Agreement or its performance or breach shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any arbitration proceedings shall be held in Fort Collins, Colorado, U.S.A., and conducted in the English language. The arbitration proceedings shall be conducted by a single arbitrator agreed upon by the parties. If the parties cannot agree upon a single arbitrator, Alpha and ISO shall collectively select one arbitrator and the two arbitrators so chosen shall select a third arbitrator.

          Judgment upon the award rendered by the arbitrator or arbitrators may be entered in and enforced by any court having jurisdiction. The validity, construction, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, U.S.A. The Arbitrator shall have the authority to award only a remedy or relief that a court of the state could award, and no other remedy or relief. Punitive damages shall not be awarded.

          EACH PARTY HAS A RIGHT TO LITIGATE DISPUTES IN A COURT AND HAVE A JURY DECIDE SUCH CLAIM OR DISPUTE. BY ENTERING INTO THIS AGREEMENT THE PARTIES HAVE AGREED TO RESOLVE ALL DISPUTES AND CLAIMS BY BINDING ARBITRATION AND HAVE WAIVED ALL RIGHTS TO A TRIAL BY A COURT OR JURY AND TO PARTICIPATE IN ANY CLASS ACTION.

     9.3 In the event that either party shall default in any of its respective covenants, obligations, or payments due to the other, and the party not in default commences legal action or collection against the defaulting party, the defaulting party expressly agrees to pay all reasonable expenses of the action, including a reasonable sum for attorney's fees.


X.   NOTICES.

     All notices or other communications required by this Agreement shall be in writing and shall be deemed sufficiently given at the date of mailing, fax, e-mail, or other agreed method, to the addresses listed below, or such other address as a party may provide to the other from time to time:

     Alpha Financial Solutions, LLC
     238 Walnut Street
     Fort Collins, Colorado  80524
     Telephone: 970-493-0574
     Fax: 970-490-2099
     E-mail: clay@mistermoney.com


     ISO
     Pawnbroker.com
     85 Keystone Avenue Suite B
     Reno, Nevada  89503
     Telephone:   775-332-5048
     Fax: 775-332-5198
     E-mail: steve@pawnbroker.com
     E-mail:  bill@pawnbroker.com

     With copies to:

     Alpha Financial Solutions, LLC
     3701 Turtle Creek #10BF
     Dallas, Texas   75219
     Telephone: 214-522-1711
     Fax: 214-522-9315
     E-mail: clay@mistermoney.com


XI.  CONFIDENTIALITY.

     Both during the term of this Agreement and after its termination, each party shall take any and all actions reasonably necessary or appropriate to maintain and protect the confidential nature of any information disclosed by the another party or such other party's attorney or accountant pursuant to this Agreement. No party shall disclose, publish or release such information, including the terms of this Agreement, to any person or entity without the prior written approval of the party whose information is to be disclosed or as required by law.

XII. MISCELLANEOUS.

     11.1 Severability. If any provision or provisions of this Agreement is or are illegal under applicable law, then such provision or provisions shall be deemed to have not been written in the Agreement, and the remainder of the terms and provisions thereof shall subsist and remain enforceable.

     11.2 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and replaces and supersedes all prior or contemporaneous agreements, written or oral, regarding the subject matter hereof.

     11.3 Counterparts. This Agreement may be executed in multiple counterparts, including facsimile counterparts, that when taken together shall constitute a single instrument.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


ALPHA FINANCIAL SOLUTIONS, LLC                 ISO: PAWNBROKER.COM



By: Clay Chancey, CEO                         By: William Galine, Vice-President

                                   EXHIBIT E


            CASHCARD AND CASHCARD PROCESSING FEES COMMISSION SCHEDULE


CashCard Retail Pricing Schedule          ISO           Reseller        Retail
--------------------------------          ---           --------        ------

Transaction Type
Client Program Setup                      $  250.00     $  500.00
Client Interface If Requested             $  600.00     $  800.00
Monthly Charge For Interface              n/a           $   40.00
Verifone & Printer                        tbv           tbv

Card Transactions
Issue Card including First Load Fee       $    1.35     $    2.50      $  5.95
Fund Card Load Fee                        $    0.50     $    1.25      $  2.95
ATM Withdrawals                           $    1.10     $    1.25      $  1.50
Declined ATM Withdrawal                   $    0.80     $    0.90      $  1.15
ATM Inquiry                               $    0.80     $    0.90      $  1.15
International ATM Withdrawal              $    3.30     $    3.50      $  3.65
Declined International ATM Withdrawal     $    1.20     $    1.40      $  1.55
International ATM Inquiry                 $    1.20     $    1.40      $  1.55
Point-of-Sale Purchase                    $    0.50     $    0.75      $  1.00
Declined Point-of-Sale Purchase           $    0.35     $    0.50      $  0.60
International Purchase                    $    1.60     $    2.00      $  2.25
Declined International Purchase           $    1.20     $    1.40      $  1.55
Other Transactions
Card Monthly Fee                          $    0.60     $    1.25      $  1.75
Card to Card Transfer                     $    1.25     $    2.00      $  3.00
Card to Calnet Account Transfer           $    0.60     $    0.80      $  1.00
Card to non-Calnet Account                $    0.95     $    1.05      $  1.25
Pass-though to Calnet Account             $    0.25     $    0.35      $  0.55
Pass-though to non-Calnet Account         $    0.60     $    0.80      $  1.00
Direct Deposit to Card DDA                $    0.75     $    0.85      $  1.00
Card Pricing

Long Distance Phone
Long Distance Phone Fee (Domestic US)     $    0.12     $    0.14      $  0.16
Long Distance Phone Fee (International)   tbv           tbv            tbv

Custom Card Cost
Including welcome pack - disclosures
0 -             5,000                     n/a           $    1.20  Plus load fee
5,001 -        10,000                     n/a           $    1.10  Plus load fee

10,0001 -      20,000                     n/a           $    1.00  Plus load fee
Custom Cards
Set Up                                    n/a           $  250.00
Additional Proof Cost                     n/a           $  100.00
Four Color                                n/a           $  125.00
Cards will be delivered to retailer as requested w/ shipping cost
Cards come with 1 line of embossing additional lines @ 0.15 per line
Customer service number for merchant
 Will allow 1 customer call for every 10 cards per month free -
  $0.10 per call after

Reserve Fund
Card Order Under 2,000       $150.00
Card Order 2,000 - 5,000     $250.00
Card Order 5,000 - 10,000    $500.00

ISO will place an initial order for 5,000 CashCards
Additional fees may be added as necessary

   NOTES:

     1. Alpha may adjust fees and CashCard prices at any time by upon written notice to ISO.

     2. Commissions shall be calculated only on sales accepted by and fees actually collected by Alpha.


1.   Definitions:

     "Sales Period" shall be the 12-month period beginning the first day of the month following the Effective Date, except for the first year shall also include the days during the month the Agreement is signed. A new Sales Period shall commence at the end of the initial Sales Period and continue for 12 months, and each 12-month period thereafter, during the Term of the Agreement.

2.   Minimum Sales Requirements:

     To remain an ISO for the CashCard, ISO must sell a minimum of 25,000 CashCards during each Sales Period.

3.   Adjustment of Commissions.

     A. If Alpha adjusts the retail sales price of the CashCard or CashCard processing services (transaction, software, etc.) charged to its customers, then Alpha may adjust the ISO commissions stated herein, upon written notice to ISO. ISO is entitled to commissions only on amounts actually collected by Alpha; adjustments may be made to reflect credits for returns and for allowances for uncollectible amounts.

     B. If any service provider adjusts the retail sales price of the Alpha Products or Services charged to its customers, then Alpha may adjust the ISO commissions stated herein, upon written notice to ISO.

                                    EXHIBIT B

                            CONFIDENTIALITY AGREEMENT



     This Confidentiality Agreement, made this 2nd day of April, 2002, by and between Alpha Financial Solutions, LLC ("Alpha") and Pawnbroker.com, ("ISO").



                                 R E C I T A L S

     A. Alpha desires to enter into an agreement whereby Alpha will appoint ISO as a non-exclusive Authorized Independent Service Organization to market Alpha's CashCard, and CashCard processing services, and ISO desires to accept such appointment.

     B. In connection with such agreement and appointment, certain confidential and proprietary information regarding the CashCard, CashCard processing services, and Alpha Products and Services may be disclosed to ISO to permit ISO to evaluate the potential or ongoing business transactions.

     C. Alpha desires to establish the terms under which it will disclose certain confidential and proprietary information.


     The parties agree as follows:

     1. Confidential Information. Confidential Information shall mean:

          (A) Any data or information that is competitively sensitive material, or secret, and not generally known to the public, including, but not limited to product planning information, marketing strategies, plans, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the CashCard, CashCard processing services, or Alpha Products or Services, or the past, present or future business activities of Alpha, or the parent corporations, limited liability companies, subsidiaries and affiliated companies of each, and the customers, clients and suppliers of any of the foregoing;

          (B) Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Alpha a competitive advantage over its competitors; and

          (C) All confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, know-how, know-how and trade secrets, whether or not patentable or copyrightable.

     Confidential Information includes without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of ISO.

     2. Confidentiality Obligations. Except as expressly authorized by prior written consent of Alpha, ISO shall:

          (A) Limit access to any Confidential Information received by it to its employees who have a need-to-know in connection with the evaluation of the potential or ongoing business transaction, and only for use in connection therewith; and

          (B) Advise its employees having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Confidentiality Agreement; and

          (C) Take appropriate action by instruction or agreement with its employees having access to the Confidential Information to fulfill its obligations under this Confidentiality Agreement; and

          (D) Safeguard all Confidential Information received by it using a reasonable degree of care, but not less than that degree of care used by ISO in safeguarding its own similar information or material; and

          (E) Use all Confidential Information received by it solely for purposes of evaluating the potential or ongoing business transactions with Alpha, and for no other purpose whatsoever; and

          (F) Not disclose any Confidential Information received by it to third parties; and

          (G) Not disclose the existence of the discussions to any third party.

     Upon the request of Alpha, ISO shall surrender to Alpha all memoranda, notes, records, drawings, manuals, records, and other documents or materials (and all copies of same) pertaining to or including the Confidential Information. Upon the return of such materials, ISO agrees to certify, in writing, that all of the foregoing materials have been surrendered to Alpha.

     3. Exceptions to Confidentiality. The obligations of confidentiality and restriction on use in Section 2 shall not apply to any Confidential Information that ISO proves:

          (A) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of ISO; or

          (B) Was lawfully received by ISO from a third party (other than an Indemnified Party as defined below) free of any obligation of confidence to such third party;

          (C) Was already in the possession of ISO prior to receipt thereof, directly or indirectly, from Alpha; or

          (D) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving Alpha as much advance notice of the possibility of such disclosure as practical so Alpha may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

     4. Rights in Confidential Information. Except as specifically provided for herein, this Agreement does not confer any right, license, interest or title in, to or under the Confidential Information to ISO. Except as specifically provided for herein, no license is hereby granted to ISO, by estoppel or otherwise under any patent, trademark, copyright, trade secret or other proprietary rights of Alpha. Title to the Confidential Information shall remain solely in Alpha or the applicable Indemnified Party.

     5. Indemnity by ISO. ISO agrees to indemnify and hold harmless Alpha, its respective officers, directors, parent companies, employees, managers, and members (as to each, an "Indemnified Party") from and against any and all losses, claims, damages and expenses (including, but not limited to, attorneys' and experts' fees, costs of investigation and costs of settlement) which result from ISO's breach of this Agreement or unauthorized use or disclosure of the Confidential Information. ISO's indemnification obligations pursuant to the immediately preceding sentence shall include an obligation to indemnify and hold harmless each Indemnified Party, from and against any and all losses, claims, damages and expenses asserted by anyone claiming by, through or under such Indemnified Party.

     6. Equitable Relief. ISO and Alpha agree that money damages would not be a sufficient remedy for breach of the confidentiality and other obligations of this Agreement. Accordingly, in addition to all other remedies that either party may have, Alpha shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of the confidentiality and other obligations of this Agreement. ISO agrees to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

     7. Governing Law. This Agreement and performance hereunder shall be governed by the laws of the state of Colorado, excluding its conflicts of laws rules.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


ALPHA FINANCIAL SOLUTIONS, LLC                ISO: PAWNBROKER.COM



By:  Clay Chancey                            By:  William Galine

Its: CEO                                      Its: Vice-President